UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 1, 2013

Dendreon Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35546	22-3203193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 2nd Avenue, Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)	On October 1, 2013, Dendreon Corporation (the “Company”) entered into a new Executive Employment Agreement (the “Agreement”) with Gregory R. Cox, Interim Chief Financial Officer and Treasurer of the Company. The Agreement provides for an annual base salary of $450,000 for Mr. Cox, prorated from when he started in the role on August 9, 2013. The Agreement further provides for Mr. Cox to receive a performance-based bonus with a target of fifty percent (50%) of his base salary. If Mr. Cox’s assignment as Interim Chief Financial Officer and Treasurer ends, and he is not selected as the permanent Chief Financial Officer, he will return to his prior role as Vice President, Finance and his prior base salary and bonus target. The Agreement does not have a specified term and provides that if the Company terminates Mr. Cox’s employment without cause, or if the executive resigns for good reason, as such terms are defined in the Agreement, he will be entitled to a lump sum severance payment equal to one hundred twenty five percent (125%) of the sum of his then current base salary plus the maximum target annual bonus for such year, in addition to acceleration of vesting of all outstanding equity awards. If such termination by the Company without cause or resignation by Mr. Cox with good reason occurs within three months before or twelve months after a change of control, as defined in the Agreement, then he will be entitled to one hundred fifty percent (150%) of the sum of his then current base salary plus the maximum target annual bonus for such year, in addition to acceleration of vesting of all outstanding equity awards. Mr. Cox is also entitled to equity grants generally made available to comparable senior executives of the Company. The foregoing description of the Agreement with Mr. Cox is qualified in its entirety by reference to the Company’s standard form of executive employment agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on November 2, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

Date: October 3, 2013	/s/ Christine Mikail
Christine Mikail
Executive Vice President, Corporate Development, General Counsel and Secretary